Putnam Diversified Income Trust, September 30, 2012, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  37,511
Class B	   1,332
Class C   12,182
Class M	   5,465

72DD2 (000s omitted)

Class R	      84
Class Y	  13,445

73A1

Class A	.147523
Class B	.128584
Class C	.128584
Class M .141210

73A2

Class R	.140878
Class Y	.155165

73C

Class A	.296477
Class B	.258416
Class C .258416
Class M	.283790
Class R	.283122
Class Y	.311835


74U1	(000s omitted)

Class A	235,634
Class B	 10,036
Class C	 86,152
Class M	 34,825

74U2	(000s omitted)

Class R	    573
Class Y	 72,606

74V1

Class A	7.59
Class B	7.53
Class C	7.48
Class M	7.48

74V2

Class R	7.52
Class Y	7.54


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.